As filed with the Securities and Exchange Commission on November 1, 2021.
Registration No. 333-258574

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT TO THE
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ZoomInfo Technologies Inc.
(Exact name of registrant as specified in its charter)

Delaware	7372	84-3721253
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
805 Broadway Street, Suite 900
Vancouver, Washington 98660
Telephone: (800) 914-1220
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Anthony Stark
General Counsel
ZoomInfo Technologies Inc.
805 Broadway Street, Suite 900
Vancouver, Washington 98660
Telephone: (800) 914-1220
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Richard A. Fenyes Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 Telephone: (212) 455-2000

Approximate date of commencement of proposed sale to the public: Not applicable.

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ZOOMINFO TECHNOLOGIES INC.
POST-EFFECTIVE AMENDMENT TO DEREGISTER UNSOLD SHARES OF CLASS A COMMON STOCK AND WITHDRAW OUR FORM S-3 REGISTRATION STATEMENT
On August 6, 2021, ZoomInfo Intermediate Inc. (formerly known as ZoomInfo Technologies Inc.) (the “Company”) filed with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-3 (Registration No. 333-258574) (the “Registration Statement”), registering 11,500,000 shares of Class A common stock (no minimum) that may be issued from time to time upon (i) exchange of Pre-IPO Class P Units by Continuing Class P Unitholders and (ii) settlement of HSKB Phantom Units by the Company for Continuing HSKB Phantom Unitholders, all of which units represent direct or indirect equity interests in us held by certain of our officers and employees prior to the IPO. The Registration Statement became effective upon filing with the SEC on August 6, 2021.
On October 29, 2021, the Company implemented a holding company reorganization pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 29, 2021, among the Company, ZoomInfo Technologies Inc. (formerly known as ZoomInfo NewCo Inc.), a Delaware corporation (the “Successor Registrant”), and ZoomInfo Merger Sub 1 Inc., a Delaware corporation (“Merger Sub”), which resulted in the Successor Registrant becoming the direct parent company of the Company and replacing the Company as the public company trading on the Nasdaq Global Select Market (the “Nasdaq”) under the ticker symbol “ZI” (the “Reorganization”).
Pursuant to the Merger Agreement, Merger Sub merged with and into the Company, with the Company surviving as a direct, wholly-owned subsidiary of the Successor Registrant (the “Merger”). Upon consummation of the Merger, stockholders of the Company automatically became stockholders of the Successor Registrant, on a one-for-one basis, with the same number and ownership percentage of shares of the same class as they held in the Company immediately prior to the effective time of the Merger.
As a result of the Reorganization, the Company has terminated all offerings of securities pursuant to the Registration Statement. Pursuant to the Registration Statement, the Company represented that it would remove from registration by post-effective amendment any securities being registered which remained unsold at the termination of the offering.
Of the 11,500,000 shares of Old Class A Common Stock registered aforesaid, 5,430,963 shares of Old Class A Common Stock were sold leaving 6,069,037 shares of Class A Common Stock unsold. The Company, pursuant to this post effective amendment, does hereby withdraw and remove from registration said 6,069,037 unsold shares of Old Class A Common Stock.
The Company also requests, in accordance with Rule 457(p) promulgated under the Securities Act of 1933, as amended, that all fees paid to the SEC in connection with the filing of the Registration Statement be credited for future use to the Company’s account.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this post-effective amendment to its Form S-3 registration statement and has duly caused this post-effective amendment to its Form S-3 Registration Statement to be signed on its behalf by the undersigned, in the City of Vancouver, State of Washington, on the 1st day of November, 2021.

ZOOMINFO INTERMEDIATE INC. (formerly known as ZoomInfo Technologies Inc.)

By:	/s/ Henry Schuck
Name: Henry Schuck Title: Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, as amended, this post-effective amendment to the Form S-3 Registration Statement has been signed by the following persons on behalf of the registrant in the capacities indicated on the 1st day of November, 2021.

Signature	Title

/s/ Henry Schuck	Chief Executive Officer and Chairman of the Board of Directors (principal executive officer)
Henry Schuck

*	Director
Todd Crockett

*	Director
Mitesh Dhruv

*	Director
Keith Enright

*	Director
Ashley Evans

*	Director
Mark Mader

*	Director
Patrick McCarter

*	Director
Jason Mironov

*	Director
D. Randall Winn

/s/ Cameron Hyzer	Chief Financial Officer (principal financial officer)
Cameron Hyzer

/s/ Sriprasadh Cadambi	Chief Accounting Officer (principal accounting officer)
Sriprasadh Cadambi

*By:	/s/ Henry Schuck
Name: Henry Schuck Title: Chief Executive Officer